EMPLOYMENT AGREEMENT

          THIS AGREEMENT (this "Agreement") made as of the 1st day of May 2006, (the "Effective Date") by and between SkyLynx Communications, Inc., ("SkyLynx" or the "Company"), a Delaware corporation (the "Company"), and Kenneth L. Marshall (the "Executive").

          WHEREAS, the Company wishes to employ the Executive as the Secretary and General Counsel of the Company effective as of May1, 2006. The Company is under contract to merge a subsidiary of the Company and VETCO Hospitals, Inc., and

          WHEREAS, the Executive wishes to accept such employment and to render services to the Company on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1          .Effectiveness. This Agreement shall become effective as of the Effective Date. If one of the merger referred to in the preamble does not occur, the contract amount will be reduced by the amount of $25,000 per annum.

          2.          Employment Term.

(a)

The term of the Executive's employment pursuant to this Agreement (the "Employment Term") shall commence as of the Effective Date and shall end on April 30, 2009, unless the Employment Term terminates earlier pursuant to Section 7 of this Agreement. The Employment Term may be extended by mutual agreement of the Company and the Executive; provided, that the Company shall give the Executive at least 60 days' notice prior to April 30, 2009 if it does not intend to seek an extension of the Employment Term.

(b)

Title: Duties. During the Employment Term, the Executive shall hold the title and offices of, and serve in the position of, Secretary and General Counsel of the Company. The Executive shall perform such duties, services and responsibilities as are reasonably requested from time to time by the Board of Directors of the Company (the "Board") and normal and customary for such positions. Those duties include, but are not limited to:

(a)	providing his best judgment on matters requested of him by the board; and
(b)	advising the board on individual rights, liabilities and duties, as requested; and
(c)	to the extent able, to ensure compliance with the responsibilities of the board members under the requirements of the Sarbanes/Oxley Act; and

1

(d)

to assist in the development of a records retention policy to ensure Sarbanes/Oxley compliance and for future use as a database source for cross-referencing information for defense of positions or actions taken by the Company; and

(e)	assist in the development of a company-wide whistleblower policy that complies with the requirements of Sarbanes/Oxley; and
(f)	assist in the development of a risk assessment plan; and
(g)	assist in crisis management; and
(h)

assist in determining if outside counsel is needed for a particular matter, the selection of outside counsel; review the engagement letters, correspondence, and any pleadings filed in said matter; assist in the management of outside counsel.

During the Employment Term, the Executive's principal office shall be located in Charlotte Court House, VA or within Sarasota, FL. During the Employment Term, the Executive shall devote the Executive's full business time, attention and skill to the performance of the Executive's duties, services and responsibilities hereunder and shall use the Executive's best efforts to promote the interests of the Company.

During the Employment Term, the Executive will not, without the prior written approval of the Board, engage in any other business activity which could interfere with the performance of the Executive's duties, services and responsibilities hereunder or which is in violation of applicable policies established from time to time by the Company.

Nothing contained in this Agreement shall preclude the Executive from devoting a reasonable amount of time and attention during the Employment Term to (i) serving, with the prior approval of the Board, as a director, trustee or member of a committee of any organization; (ii) engaging in charitable and community activities; and (iii) managing personal investments and affairs, so long as any activities of the Executive which are within the scope of clauses (i), (ii) and (iii) of this Section 2(b) do not interfere with the performance of the Executive's duties, services and responsibilities hereunder.

    3.          Monetary Remuneration.

         (a)          Base Salary. During the Employment Term, in consideration of the performance by the Executive of the Executive's obligations hereunder to the Company and its parents, its subsidiaries, affiliates and joint ventures (collectively, the "Company Affiliated Group") in any capacity (including any services as an officer, director, employee, member of any Board committee or management committee or otherwise), the Company shall pay to the Executive an annual salary of $125,000 (the "Base Salary"). The Base Salary shall be payable in accordance with the normal payroll practices of the Company in effect from time to time. The Executive may be called upon to provide services to subsidiaries or affiliates of the Company. No additional compensation shall be paid to the Executive for such services.

         (b)          Annual Cash Bonus. During each fiscal year of the Company that the Employment Term is in effect, the Executive shall be eligible to earn a cash bonus in the sole discretion of the Board of up to 100% of the Executive's Base Salary (prorated for any partial fiscal year) (the "Annual Cash Bonus").

          4.          Equity-Based Compensation.

                    Stock Options. During the Employment Term, the Executive shall be eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined in the sole discretion of the Board.

    5.          Benefits.

                      (a)          During the Employment Term, the Executive shall be entitled to participate in all of the employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to, or for the benefit of, its senior executive officers in accordance with the terms thereof as they may be in effect from time to time, including coverage under any insurance policy of Officers and Directors liability coverage.

         (b)          Reimbursement of Expenses. During the Employment Term, the Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in carrying out the Executive's duties, services and responsibilities under this Agreement, so long as the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

          6.          Vacations. For each whole and partial calendar year during the Employment Term, the Executive shall be entitled to 3 weeks of paid vacation (prorated for any partial calendar year), to be credited and taken in accordance with Company's policy as in effect from time to time for its' similarly situated executives.

          7.          Termination and Severance.

                    (a)          Termination of Employment. The Company may terminate the employment of the Executive without Cause upon 30 days' notice to the Executive. In addition, the employment of the Executive shall automatically terminate as of the date on which the Executive dies or is Disabled. For purposes of this Agreement, the Executive shall be "Disabled" as of any date if, as of such date, the Executive has been unable, due to physical or mental incapacity, to substantially perform the Executive's duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable. Upon termination of the Executive's employment because the Executive dies or is Disabled, the Company shall provide the Executive (or the Executive's estate, if applicable) with death or disability benefits (as applicable) pursuant to the plans, programs, policies and arrangements of the Company as are then in effect. In addition, upon any termination of the Executive's employment during the Employment Term, the Company shall pay the Executive any earned but unpaid portion of the Base Salary and Annual Cash Bonus. Immediately following termination of the Executive's employment for any reason, the Employment Term shall terminate.

                    (b)          Termination Without Cause: Constructive Termination Without Cause.

                    Upon a Termination Without Cause or a Constructive Termination Without Cause, the Company shall, as soon as practicable following the effectiveness of the general release of claims set forth in Section 7(f), pay the Executive a severance payment of cash equal to the Base Salary. This sum may be paid in a lump sum or in twelve (12) equal monthly payments payable on the first day of each month following termination.

                    (c)          Termination upon Non-Renewal of the Employment Term. If (i) the Employment Term shall end on December 31, 2008, (ii) the Executive's employment shall terminate on or after January 1, 2009 and on or prior to January 15, 2009 and such termination is not a termination by the Company for Cause or by reason of the Executive having died or become Disabled and (iii) the Executive is not, on the date of termination, a party to an employment agreement with the Company that the parties agree therein is a successor to this Agreement, then the Company shall, as soon as practicable following the effectiveness of the general release set forth in Section 7(f), pay the Executive a lump-sum severance payment of cash equal to the product of the Base Salary.

                    (d)          Upon a termination of the Executive's employment by the Company for Cause, the Executive shall be entitled to earn but unpaid Base Salary and benefits through the date of termination and the Executive shall not be entitled to any other payments or benefits.

                    (e)          Upon any termination of the Executive's employment other than by the Company for Cause, the Executive and his family shall be entitled to continued medical benefits under (and in accordance with the terms of) the Company's benefit plans for 1 year from the date of termination or the balance of time remaining under this Agreement, whichever is the later.

          For purposes of this Agreement:

                    (i)          A "Constructive Termination Without Cause" means a termination of the Executive's employment during the Employment Term by the Executive within 30 days following the occurrence of any of the following events without the Executive's prior consent: (A) failure to continue the Executive in the position set forth in Section 2(b) (excluding a promotion); or (B) any material diminution in the Executive's working conditions, responsibilities or authorities; (C) assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the position set forth in Section 2(b); (D) any materially adverse change in the reporting structure applicable to the Executive (but not including a change in the person filling the position to which the Executive reports); (E) relocation of the Executive's principal office to a location more than 60 miles from Charlotte Court House, VA; (F) failure to grant the Executive, during the six-month period beginning on the Effective Date, a number of options to purchase common stock of the Company as, in the Board's discretion, is commensurate with option grants made to similarly placed executives in comparable companies; or (G) the failure of the Company to maintain commercially reasonably directors' and officers' liability insurance. The Executive shall give the Company 10 days' notice of the Executive's intention to terminate the Executive's employment and claim that a Constructive Termination Without Cause has occurred, and such notice shall describe the facts and circumstances in support of such claim. The Company shall have 10 days thereafter to cure such facts and circumstances if possible.

                    (ii)          A "Termination Without Cause" means a termination of the Executive's employment during the Employment Term by the Company other than for Cause.

        (iii)          "Cause" means (x) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or to any crime involving fraud, embezzlement or breach of trust; (y) the willful and continued failure of the Executive to perform the Executive's duties hereunder (other than as a result of the Company failing to provide adequate materials or staff so as to permit the Executive to carry out his duties, physical or mental illness); or (z) in carrying out the Executive's duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and each subsidiary or affiliate of the Company. The Company shall give the Executive 10 days' notice of the Company's intention to terminate the Executive's employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim. The Executive shall have 10 days thereafter to cure such facts and circumstances if possible. If the Board reasonably concludes that the Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until the Executive has received a hearing before the Board (if promptly requested by the Executive) and a majority of the Board in attendance at a meeting of the Board that occurs within 10 days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of the Executive therefor. If the Executive is a member of the Board, the Executive hereby recuses himself or herself from the deliberations and vote of the Board at such subsequent meeting.

                    (f)          Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive and the Company execute mutual general releases of claims in form and manner satisfactory to the Company and such release has become irrevocable; provided, that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 7 upon termination of the Executive's employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any subsidiary or affiliate of the Company.

                    (g)          Resignation as a Director. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from the Board and from all other boards of, and other positions with, any subsidiary or affiliate of the Company, as applicable.

                    (h)          Cooperation Following Termination. Following termination of the Executive's employment for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive's services to the Company or any subsidiary or affiliate of the Company. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters.

                    (i)          Termination by Employee. The Employee shall give the Company a minimum of 60 days written notice prior to the date of termination. The Employee shall not receive any severance benefits upon such termination, except for accrued and unpaid benefits.

          8.          Executive's Representation. The Executive represents to the Company that the Executive's execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive may have with or to any person or entity including, but not limited to, any prior employer.

          9.          Executive's Covenants.

                    (a)          Confidentiality. The Executive agrees and understands that the Executive has been, and in the Executive's position with the Company the Executive will be, exposed to and receive information relating to the confidential affairs of the Company, its subsidiaries or affiliate of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company, its subsidiaries or affiliates of the Company, whether or not reduced to tangible form, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Executive agrees that the Executive shall keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Executive shall have no obligation under this Section 9(a) with respect to any information that is or becomes publicly known other than as a result of the Executive's breach of the Executive's obligations hereunder and (ii) the Executive may (x) disclose such information to the extent reasonable and necessary for the performance of the Executive's duties hereunder or, (y) after giving prior notice to the Company to the extent practicable , under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process. Upon termination of the Executive's employment, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of or otherwise in connection with the Executive's services to the Company or to subsidiary or affiliate of the Company.

                    (b)          Non-Competition and Non-Solicitation. During the period commencing upon the Effective Date and ending on the 18-month anniversary of the termination of the Executive's employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, associate, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive's services to the Company Affiliated Group), directly or indirectly:

                    (i)          perform services for, or otherwise have any involvement with, a business unit of a person, where such business unit competes directly or indirectly with any member of the Company, its subsidiaries or affiliates by owning or operating (x) broadband communications networks for telephone, cable television or internet services or (y) transmission networks for television and radio broadcasting, in each case principally in the United States (the "Core Businesses"); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1 % of any class of equity securities of one or more publicly traded companies;

                    (ii)          solicit or hire any individual who is, or within the 12 months prior to the Executive's termination was, an employee of any member of the Company, its subsidiaries or affiliates or otherwise interfere with or disrupt the employment relationship between any member of the Company, its subsidiaries or affiliates and any such individual; or

                    (iii)          solicit, in competition with any member of the Company, its subsidiaries or affiliates in the Core Businesses, any business, or order of business, from any person that the Executive knows was a current or prospective customer of any member of the Company, its subsidiaries or affiliates during the Executive's employment.

        (c)          Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during or prior to the Employment Term and related to the business or activities of any member of the Company, its subsidiaries or affiliates, and the Executive assigns all of the Executive's interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company, its subsidiaries or affiliates therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term and shall be binding upon the Executive's subsequent employers, assigns, executors, administrators and other legal representatives.

                    (d)          Acknowledgment. The Executive expressly recognizes and agrees that the restraints imposed by this Section 9 are reasonable as to time, geographic scope and are not oppressive. The Executive further expressly recognizes and agrees that the restraints imposed by this Section 9 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company, its subsidiaries or affiliates, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 9 will cause irreparable harm to the Company Affiliated Group, that it is and will continue to be difficult to ascertain the harm and damages to the Company, its subsidiaries or affiliates that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive the Executive of an ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow the Executive to obtain employment without violating these covenants and agreements. The Executive further expressly acknowledges that the Executive has consulted independent counsel, and has reviewed and considered this Agreement with that counsel, before executing this Agreement.

                    (e)          Notice. The Executive shall give the Company 10 days' notice of any claim that the Company has materially breached any material obligation under this Agreement following the Executive's termination of employment, and such notice shall describe the facts and circumstances in support of such claim. The Company shall have 10 days thereafter to cure such facts and circumstances if possible. If the Executive reasonably concludes that the Company has not cured such facts or circumstances within such time and such facts or circumstances exist, then this Section 9 shall cease to be of force and effect from and after the date of such material breach.

          10.          Indemnification.

                    (a)          To the fullest extent permitted by Delaware law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys' fees ,. and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive as a result of the Executive's service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive's acts of willful misconduct, misappropriation of funds or fraud). In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Executive, the Company shall, to the extent permitted by applicable law, promptly pay to the Executive all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no further appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company's Certificate of Incorporation or By-laws or otherwise.

                    (b)          Directors' and Officers' Insurance. The Company shall use its reasonable best efforts to maintain commercially reasonable directors' and officers' liability insurance during the Employment Term.

          11.          Release of Claims. Effective as of the Effective Date, the Executive, with the intent of binding the Executive and the Executive's heirs, successors and assigns, hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries or affiliates, the divisions, successors, predecessors and assigns thereof, and the present and former officers, directors, executives, agents, attorneys and employees thereof (collectively, the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the Executive individually or as a member of a class now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party, but excluding (a) out-of-pocket expenses properly incurred by the Executive prior to the Effective Date under Company policy in effect upon the incurrence thereof and (b) any right to indemnification applicable to periods prior to the Effective Date.

          12.          Miscellaneous.

                    (a)          Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at that time or at any prior or subsequent time.

                    (b)          Notices. All notices required or permitted hereunder will be given in writing, by personal delivery, by confirmed facsimile transmission (with a copy sent by express delivery) or by registered or certified mail, or by express delivery via express mail or any reputable courier service, in each case addressed as follows (or to such other address as may be designated):

If to the Company:
1502 Stickney Point Road
Sarasota, FL 34231
Attention: CEO
Fax: (941) 926-2510

If to the Executive:
Kenneth L. Marshall
3704 Woodfork Road
Charlotte Court House, VA 23923
Fax: (434) 542-9001

        Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, shall be effective on the date of delivery.

                    (c)          Binding Effect: Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

                    (d)          Withholding. The Company shall withhold or cause to be withheld from any payments made pursuant to this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

                    (e)          Entire Agreement. This Agreement constitutes the complete understanding between the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.

                    (f)          Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

                    (g)          Governing Law. This Agreement shall be governed by and be construed in accordance with the internal laws of the State of Florida, without reference to the principles of conflict of laws.

                    (h)          Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

                    (i)          Number and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

                    (j)          Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has executed this Agreement as of the day and year first above written, in each case effective as of the Effective Date.

SkyLynx Communications, Inc.	Executive

By: /s/ Gary L. Brown	/s/ Kenneth L. Marshall
Gary L. Brown	Kenneth L. Marshall
As CEO